   As filed with the Securities and Exchange Commission on February 21, 1995.
                                                               File No. 33-56781

________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             _____________________

                                AMENDMENT NO. 1
                                     TO
                                  FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              ___________________
                             Wal-Mart Stores, Inc.
             (Exact name of registrant as specified in its charter)

                Delaware                             71-0415188
     (State or other jurisdiction of              (I.R.S. Employer
     incorporation or organization)              Identification No.)
                             _____________________
                             702 S.W. Eighth Street
                          Bentonville, Arkansas 72716
                                 (501) 273-4000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                             ______________________
                                ROBERT K. RHOADS
                             Wal-Mart Stores, Inc.
                             702 S.W. Eighth Street
                          Bentonville, Arkansas 72716
                                 (501) 273-4000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                  COPIES TO:

LYNNWOOD R. MOORE, JR.           ALBERTO L. TORO              SAMUEL SUSI
  Conner & Winters,        Fiddler Gonzalez & Rodriguez    1900 Glades Road
A Professional Corporation  Chase Manhattan Bank Bldg.,        Suite 280
2400 First National Tower          Fifth Floor         Boca Raton, Florida 33431
 Tulsa, Oklahoma 74103       254 Munoz Rivera Avenue         (407) 394-0777
    (918) 586-5711         Hato Rey, Puerto Rico 00918
                                (809) 753-3113

                             _____________________
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                             _____________________
          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ ]

                        _______________________________

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such a date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY + +OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THAT A FINAL PROSPECTUS SUPPLEMENT+ +IS DELIVERED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL+ +NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR + +SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER + +SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION +
+UNDER THE SECURITIES LAWS OF ANY STATE.                                       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++



                 SUBJECT TO COMPLETION, DATED FEBRUARY 21, 1995

   PROSPECTUS
                             WAL-MART STORES, INC.

                          Guaranty of payment of up to

                                  $43,473,608.75
                        of Principal of and Interest on
           Puerto Rico Industrial, Tourist, Educational, Medical and
             Environmental Control Facilities Financing Authority,
                    Industrial Revenue Bonds, 1995 Series A
                           (Plaza Palma Real Project)

         Puerto Rico Industrial, Tourist, Educational, Medical and Environmental Control Facilities Financing Authority, a public corporation and governmental instrumentality of the Commonwealth of Puerto Rico (the "Authority"), is offering $43,450,000 in aggregate principal amount of Industrial Revenue Bonds, 1995 Series A (Plaza Palma Real Project) (the "Bonds"), the proceeds of which will be loaned to Palma Real Associates, S.E., a partnership formed under the laws of the Commonwealth of Puerto Rico (the "Borrower"), to finance the cost of the acquisition, construction, development and equipping of a shopping center to be located in the Municipality of Humacao, Puerto Rico (the "Project"). Wal-Mart Stores, Inc. ("Wal-Mart" or the "Company") will execute an unconditional guaranty (the "Guaranty") in the initial amount of $43,473,608.75 in favor of the Authority with respect to a certain amount of the indebtedness owed by the Borrower to the Authority. To secure the indebtedness evidenced by the Bonds, the Authority will assign its rights under the Guaranty to Banco Popular de Puerto Rico (the "Trustee") for the benefit of the bondholders. At any time while the Bonds are outstanding, the amount of the Guaranty may be less than the aggregate outstanding principal amount of the Bonds and the accrued interest thereon. The Guaranty will be an unsecured obligation of Wal-Mart and will rank on a parity with all other unsecured and unsubordinated debt of, and all other unsecured guaranties of the indebtedness of others by, Wal-Mart. At October 31, 1994, the Company had outstanding unsecured and unsubordinated debt obligations in the aggregate amount of approximately $10.1 billion and outstanding guaranties of the indebtedness of certain affiliated partnerships of approximately $33 million. The Guaranty may be subsequently reduced in part or completely eliminated upon the Project's attainment of certain conditions that satisfy the criteria prescribed by the Rating Agency. The Guaranty may also be substituted at any time by another guaranty, a letter of credit or cash subject to the fulfillment of certain conditions. See "Description of Guaranty -- Release or Partial Release of Guaranty" and "-- Substitution of Guaranty."

                                      (Cover page continued on following page.)

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           ________________________

   PaineWebber Incorporated of Puerto Rico                     Smith Barney Inc.

                           ________________________

               The date of this Prospectus is _____________, 1995


































   (Cover page continued)

         The Bonds are limited obligations of the Authority and, except to the extent payable from the Bond proceeds and income from the investments thereof, are payable solely from and secured by a pledge of revenues derived by the Authority under a Loan Agreement with the Borrower, primarily from funds derived by the Borrower from the operation of the Project or otherwise available to the Borrower, and from funds deposited with the Trustee under the Trust Agreement (described herein), which funds will be used for the timely payment (whether at maturity, upon redemption, acceleration or otherwise) of the principal of, premium, if any, and interest on the Bonds.


         The Bonds will be issued only as fully registered Bonds without coupons in denominations of $5,000 and integral multiples thereof. Interest on the Bonds will accrue at the rates described or set forth under "Description of Bonds" from February 1, 1995 and will be payable monthly on the first day of each month (subject to earlier redemption, acceleration or otherwise), commencing on March 1, 1995. The principal of the Bonds is payable at the corporate trust office of the Trustee, Hato Rey, Puerto Rico. The Bonds will be subject to mandatory and optional redemption prior to maturity as more fully described herein.

         The Bonds are offered, subject to prior sale, when, as and if issued by the Authority and accepted by the Underwriters, subject to the approval of legality by Martinez Odell & Calabria, San Juan, Puerto Rico, counsel for the Authority, and certain other conditions. It is expected that delivery of the Bonds will be made on or about February 23, 1995, in San Juan, Puerto Rico, against payment therefor.

                             AVAILABLE INFORMATION

         Wal-Mart Stores, Inc. (the "Company" or "Wal-Mart"), is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission, at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates. Such reports, proxy statements and other information concerning the Company can also be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

         Wal-Mart has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. The Registration Statement may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission upon payment of prescribed rates.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed with the Commission (File No. 1-6991) pursuant to the Exchange Act are incorporated herein by reference:

              1. The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1994;

              2. The Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1994;

              3. The Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 1994, together with Amendment No. 1 thereto on Form 10-Q/A dated July 27, 1994;

              4. The Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 1994, together with Amendment No. 1 thereto on Form 10-Q/A dated December 13, 1994; and

              5. All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Guaranty.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus, or in any other subsequently filed document which is also, or is deemed to be, incorporated by reference, modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded. The Company will provide without charge to each person to whom this Prospectus has been delivered, on written or oral request of such person, a copy (without exhibits, unless such exhibits are specifically incorporated by reference into such documents) of any or all documents incorporated by reference in this Prospectus. Requests for such copies should be addressed to Allison D. Garrett, Assistant Secretary, Wal-Mart Stores, Inc., Corporate Offices, 702 S.W. Eighth Street, Bentonville, Arkansas 72716, telephone number (501) 273-4505.

                             WAL-MART STORES, INC.

         Wal-Mart is one of the nation's largest retailers, measured in total sales, and operates stores in 49 states, Canada and Puerto Rico. At October 31, 1994, the Company operated 1,983 discount department stores, 119 supercenter stores, 437 warehouse clubs, 81 warehouse outlets and four hypermarkets in the United States and Puerto Rico and 122 discount department stores in Canada. The average size of a Wal-Mart discount department store is approximately 83,900 square feet and store sizes range generally from 30,000 to 210,000 square feet of building area. The Company's warehouse clubs are primarily located in larger population centers and range in size from 90,000 to 150,000 square feet of building area.

         Through a joint venture with CIFRA, Mexico's largest retailer, Wal-Mart also operated at October 31, 1994, 18 warehouse clubs, 19 discount stores, three supermarkets, seven supercenter stores and five combination stores in Mexico. Through a joint venture with Ek Chor Distribution System Company Limited, an affiliate of the largest agro-industrial organization in Asia, Wal-Mart operated three warehouse clubs in Hong Kong at October 31, 1994. Additionally, through its subsidiary, McLane Company, Inc., Wal-Mart provides products and distribution services to retail industry and institutional foodservice customers.

         The mailing address of the Company's principal executive offices is 702 S.W. 8th Street, Bentonville, Arkansas 72716, and its telephone number is
   (501) 273-4000.

                                 THE AUTHORITY

         Puerto Rico Industrial, Tourist, Educational, Medical and Environmental Control Facilities Financing Authority (the "Authority"), is a body corporate and politic constituting a public corporation and governmental instrumentality of the Commonwealth of Puerto Rico (the "Commonwealth"). The Authority was created under Act No. 121 of June 27, 1977 of the Legislature of the Commonwealth, as amended ("Act No. 121"), for the purpose of promoting the economic development, health, welfare and safety of the citizens of the Commonwealth. The Authority is authorized to borrow money through the issuance of revenue bonds and to loan the proceeds thereof to finance the acquisition, construction, development and equipping of industrial, tourist, educational, medical and environmental control and solid waste disposal facilities.

                                  THE BORROWER

         The proceeds from the sale of the Bonds will be loaned by the Authority to Palma Real Associates, S.E., a partnership organized under the laws of the Commonwealth of Puerto Rico (the "Borrower"), to provide for the financing for the acquisition, construction, development and equipping of a retail shopping center in Humacao, Puerto Rico (the "Project"). The partners of the Borrower (and their corresponding partnership interests) are Wal-Mart Puerto Rico, Inc. (1/3), Mark B. Davis (1/3), Mark H. Greene (1/6) and Luis Alberto Rubi (1/6). The managing partner of the Borrower is Mark B. Davis. Under the partnership agreement, the managing partner is responsible for the day-to-day management of the Borrower. Wal-Mart Puerto Rico, Inc. has the right under the partnership agreement to approve all management decisions of the Borrower other than the day-to-day management decisions.

         The construction, development, leasing and management of the Project will be administered on behalf of the Borrower by TJAC, Inc., an entity owned by Mark B. Davis, Mark Greene and Luis Alberto Rubi who are partners of the Borrower, which entity is experienced in administering the development, construction, leasing and management of shopping centers in Puerto Rico. TJAC, Inc. will receive fees from the Borrower for such services.

                                  THE PROJECT

         The Project will consist of a strip shopping center expected to contain approximately 385,000 square feet of gross leasable area upon full completion, which, as currently contemplated, will occur in two phases (respectively, "Phase I" and "Phase II"). The Project includes a discount department store, a supermarket, a theater and other retail space and four out-parcels or land pads located in the Municipality of Humacao, Puerto Rico. Phase I is currently expected to contain approximately 317,000 square feet of gross leasable area, plus the four out-parcels or land pads. Phase II currently is expected to contain approximately 68,000 square feet of gross leasable area. To date, the Borrower has entered into lease agreements with the following Phase I anchor tenants: Pueblo International, Inc., for a Pueblo or Xtra supermarket; Theater Acquisitions of Puerto Rico, Inc., for a multi-screen theater; The Pep Boys-Manny, Moe & Jack, for a Pep Boys auto parts store and service center; and Wal-Mart Puerto Rico, Inc., for a Wal-Mart store. Wal-Mart, the parent company of Wal-Mart Puerto Rico, Inc., will guaranty the payment and performance of its subsidiary's obligations under its lease agreement with the Borrower. In addition to the spaces available for the Phase I anchor tenants, Phase I of the Project will include numerous individual tenant spaces and the four out-parcels or land pads.

         Phase II of the Project is currently expected to include an as yet unidentified junior department store as an additional anchor for the Project, as well as additional non-anchor tenant spaces.

         The shopping center, upon full completion of both Phase I and Phase II as currently contemplated, is expected to be occupied approximately 61.97% by the above-described Phase I anchor tenants (which are anticipated by the Borrower to produce approximately 45% of the Project's projected base rental revenues) and 38.03% by other tenants (plus the out-parcels or land-pads). The spaces available for other tenants are expected to be leased to stores providing retail, as well as service related uses. It is anticipated that the Project (upon such full completion) will have over 2,500 parking spaces.

         Portions of Phase I may be constructed in Phase II and portions of Phase II may be constructed in Phase I. No assurance can be given that the Project (either Phase I or Phase II) will be developed or leased as currently contemplated, or at all. In addition, the Project and each of Phase I and II may increase or decrease in size.



         The total costs of acquiring, constructing, developing and equipping the shopping center is estimated at approximately $40,117,096.25. Proceeds from the sale of the Bonds will be applied toward the payment of these costs, as well as toward payment of certain costs associated with the issuance of the Bonds and for funding the Reserve Fund as described below. See "Use of Proceeds" and "Description of the Bonds -- Reserve Fund."


         After the Enhancement Amount (as defined under "Description of the Guaranty -- Release or Partial Release of Guaranty") has been reduced to an amount which is less than or equal to 25% of the then current Exposure Amount (also as defined under "Description of the Guaranty --Release or Partial Release of Guaranty") and upon compliance with certain other conditions set forth in the Loan Agreement, the Borrower may sell or transfer any of the out-parcels or land-pads of the Project. Upon any such sale or transfer, such property will be released from, and will no longer be encumbered by, the lien of the Security Agreements (as defined herein under "Description of the Bonds -- Source of Payment and Security for the Bonds") and will no longer be included in the Project. Fifty percent of the net proceeds from any such sale or transfer of an out-parcel or land pad must be (i) utilized by the Borrower to redeem the Bonds or (ii) deposited in the Reserve Fund (defined below), at the election of the Borrower. See "Description of the Bonds -- Optional Redemption."

                                USE OF PROCEEDS

         The Company will not receive any of the proceeds from, or any other payments in connection with, the offer and sale of the Bonds or the issuance of the Guaranty. The proceeds from the sale of the Bonds, excluding accrued interest on the Bonds from February 1, 1995 to the Date of Issuance (as defined under "Description of the Bonds -- Source of Payment and Security for the Bonds"), will be loaned by the Authority to the Borrower pursuant to the loan agreement dated as of February 1, 1995 (the "Loan Agreement"), between the Borrower and the Authority and applied by the Borrower (together with cash contributed by the Borrower) to: (i) pay the costs of the Project, including the repayment of interim loans utilized to fund such costs to date and interest on the Bonds up to the date of completion of the Project (estimated to be approximately $40,117,096.25); (ii) deposit approximately $2,029,403.75 to fund the Reserve Fund; (iii) pay the costs incurred in connection with the issuance of the Bonds (estimated to be approximately $869,000); and (iv) pay a fee to the Authority (estimated to be approximately $434,500).

                   SELECTED FINANCIAL INFORMATION OF WAL-MART

         The following is a summary of certain selected consolidated financial information of the Company. This summary should be read in conjunction with the related consolidated financial statements and notes thereto included or incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1994 and Quarterly Report on Form 10-Q, as amended, for the quarter ended October 31, 1994 incorporated herein by reference. See "Incorporation of Certain Documents by Reference" in the Prospectus. The information presented below for, and as of the end of, each of the fiscal years in the five-year period ended January 31, 1994 (except for numbers of stores, supercenters and warehouse clubs) is derived from the consolidated financial statements of the Company, which financial statements have been audited by Ernst & Young LLP, independent auditors. In the opinion of the Company, the unaudited financial information presented for the nine months ended October 31, 1993 and 1994 contains all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial information included therein. Results for interim periods are not necessarily indicative of results for the full year.


                                                                                                          Nine Months Ended
                                                         Year Ended January 31,                              October 31,
                                        1990         1991         1992         1993         1994          1993         1994
                                     -----------  -----------  -----------  -----------  -----------  ------------  -----------
                                                                                                             (Unaudited)
                                                                       (Dollars in thousands)          (Dollars in thousands)
Revenues:
  Net sales........................  $25,810,656  $32,601,594  $43,886,902  $55,483,771  $67,344,574   $46,983,983  $58,046,166
Rentals from licensed
  departments and other
  income--net......................      174,644      261,814      402,521      500,793      640,970       466,173      654,213
                                     -----------  -----------  -----------  -----------  -----------   -----------  -----------
                                      25,985,300   32,863,408   44,289,423   55,984,564   67,985,544    47,450,156   58,700,379
Costs and Expenses:
  Cost of sales....................   20,070,034   25,499,834   34,786,119   44,174,685   53,443,743    37,287,662   46,225,180
  Operating, selling and
    general administrative
    expenses.......................    4,069,695    5,152,178    6,684,304    8,320,842   10,333,218     7,484,816    9,355,576
Interest costs:
  Debt.............................       20,346       42,716      113,305      142,649      331,308       227,419      358,144
  Capital leases...................      117,725      125,920      152,558      180,049      185,697       139,572      156,817
                                     -----------  -----------  -----------  -----------  -----------   -----------  -----------
                                      24,277,800   30,820,648   41,736,286   52,818,225   64,293,966    45,139,469   56,095,717
                                     -----------  -----------  -----------  -----------  -----------   -----------  -----------
Income before income taxes.........    1,707,500    2,042,760    2,553,137    3,166,339    3,691,578     2,310,687    2,604,662
Provision for federal and state
  income taxes.....................      631,600      751,736      944,661    1,171,545    1,358,301       845,423      953,306
                                     -----------  -----------  -----------  -----------  -----------   -----------  -----------
Net income.........................  $ 1,075,900  $ 1,291,024  $ 1,608,476  $ 1,994,794  $ 2,333,277   $ 1,465,264  $ 1,651,356
                                     ===========  ===========  ===========  ===========  ===========   ===========  ===========
Number of discount department
  stores in  operation at the end
  of the period/(1)/...............        1,399        1,568        1,714        1,850        1,953         1,922        1,983
                                     ===========  ===========  ===========  ===========  ===========   ===========  ===========
Number of supercenter stores
  at the end of the period/(1)/....            3            5            6           30           68            67          119
                                     ===========  ===========  ===========  ===========  ===========   ===========  ===========
Number of warehouse clubs in
  operation at the end of the
  period/(1)/......................          123          148          208          256          419           326          437
                                     ===========  ===========  ===========  ===========  ===========   ===========  ===========

__________________
(1) Does not include warehouse outlets, Hypermart* USA stores or discount department stores located in Canada.


                            DESCRIPTION OF THE BONDS

         The Bonds will be issued pursuant to a trust agreement (the "Trust Agreement") between the Authority and Banco Popular de Puerto Rico, as trustee (the "Trustee"). The following statements relating to the Bonds and the Trust Agreement are summaries of provisions contained therein and do not purport to be complete. The provisions of the Trust Agreement referred to in the following summaries are incorporated herein by reference and the summaries are qualified in their entirety thereby.

   General

         The Bonds will be issued in the initial aggregate principal amount of $43,450,000, consisting of $3,510,000 aggregate principal amount of 7.3% Term Bonds maturing July 1, 2000, $3,885,000 aggregate principal amount of 7.6% Term Bonds maturing July 1, 2004, $6,880,000 aggregate principal amount of 8.0% Term Bonds maturing July 1, 2009, $10,205,000 aggregate principal amount of 8.05% Term Bonds maturing July 1, 2014, and $18,970,000 aggregate principal amount of 8.1% Term Bonds maturing July 1, 2020. The

   Bonds are issuable as registered bonds without coupons in denominations of $5,000 and multiples thereof.

         Interest on the Bonds will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Bonds will accrue interest at the rates set forth above from February 1, 1995. Interest on the Bonds is payable monthly, commencing March 1, 1995, and on the first day of each month thereafter (each an "interest payment date") until their respective maturities, subject to earlier redemption, acceleration or otherwise. The Bonds are subject to mandatory redemption. See "Description of the Bonds-- Mandatory Redemption." Interest on the Bonds will be paid on each interest payment date to the persons shown as the registered owners on the books of the Trustee on the 15th day immediately preceding an interest payment date by check mailed to the address of such registered owner as set forth in the books of the Trustee, except in certain circumstances where registered owners may elect to have interest paid on each interest payment date by wire transfer.

         The principal of any Bond as of any date of calculation is defined in the Trust Agreement to mean the principal of each such Bond payable at maturity. Payment of principal will be made on each January 1 and July 1, commencing January 1, 1996 (each, a "principal payment date"), upon surrender of such Bonds at the office of the Trustee located at Hato Rey, Puerto Rico.



   Source of Payment and Security for the Bonds

         The Bonds will be limited obligations of the Authority and except to the extent payable from Bond proceeds and certain other funds assigned therefor, will be payable solely from and secured by an assignment of revenues derived by the Authority pursuant to the Loan Agreement and from such other amounts as may be available to the Trustee under the Trust Agreement, Security Agreements (defined below) and Guaranty. The primary source for the payment of the Bonds will be the funds deposited with the Trustee under the Trust Agreement derived by the Borrower from the operation of the Project, which funds will be used for the timely payment (whether at maturity, upon redemption, acceleration or otherwise) of the principal of, premium, if any, and interest on the Bonds. Pursuant to the Trust Agreement, the Authority will assign its interest in the Loan Agreement and the Pledge Agreement (defined below) (except certain rights of the Authority to indemnification, exemption from liabilities, notices, and the payment of costs and expenses) to the Trustee as security for the Bonds. The Bonds will not constitute a charge against the general credit of the Authority and will not constitute an indebtedness of the Commonwealth of Puerto Rico or any of its political subdivisions other than the Authority.

         The Bonds will be additionally secured by a mortgage note in the amount of $43,450,000 (the "Mortgage Note"), which Mortgage Note will in turn be secured by a first mortgage lien on the real property constituting the Project (the "Mortgage"), subject to the lease agreements or non-disturbance agreements that have been or will be entered into with certain tenants and to other permitted title exceptions incident to the development of the Project. The Mortgage Note will be given in pledge to the Authority pursuant to the terms of a pledge agreement between the Authority and the Borrower (the "Pledge Agreement"). Under the terms of the Trust Agreement, the Authority will assign its rights under the Pledge Agreement to the Trustee for the benefit of the bondholders.


         The Pledge Agreement will provide that if the Borrower should fail to make any payment at any time on the Bonds, the Trustee, as assignee of the Authority's interest under the Pledge Agreement, may enforce the Authority's rights thereunder, which may include the institution of proceedings to cause the foreclosure of the Pledge Agreement and the Mortgage and a sale of the Project. As further security for the Bonds, the Borrower will collaterally assign, when executed, the leases of the Project. Lessees will be furnished with notice of the assignment, but so long as no event of default exists under the Trust Agreement, the Loan Agreement, the Mortgage or the Pledge Agreement, all sums due under the assigned leases will be paid to the Borrower. The Mortgage, Mortgage Note, Pledge Agreement and assignments may be collectively referred to herein as the "Security Agreements."

         In addition, on or prior to the date of delivery of the Bonds to the Underwriter (such date hereinafter referred to as the "Date of Issuance"), Wal-Mart will execute a Guaranty in favor of the Authority guaranteeing the repayment of up to $43,473,608.75 (the "Initial Enhancement Amount") of the principal of and interest on the Bonds owed by the Borrower under the Loan Agreement. The Authority will assign its rights under the Guaranty to the Trustee for the benefit of the bondholders. Upon satisfaction of certain conditions, the Guaranty will be subject to reduction, substitution or elimination. See "Description of the Guaranty."

         Upon a happening and continuance of an Event of Default under the Trust Agreement (see "Description of the Bonds -- Events of Default"), subject to grace, notice and cure periods, if any, the Trustee may, and in certain circumstances shall, accelerate the Bonds and take such necessary actions (including, without limitation, collecting under the Guaranty or Substitute Guaranty (as defined herein under "Description of the Guaranty -- Substitution of Guaranty"), if any, and foreclosing and enforcing the Security Agreements) for the payment of the principal of, premium, if any, and interest on the Bonds.

   Deposit of Funds

         Under the Loan Agreement, the Borrower has agreed to deposit in a bond fund maintained with the Trustee (the "Bond Fund"), on the fifteenth (15th) day of each month:

              (a) the amount of interest on the Bonds to become due and payable on the next ensuing interest payment date; and

              (b) one-sixth of the amount of principal of the Bonds to become due and payable (whether at maturity or upon mandatory redemption of the Bonds as described below) on the next ensuing principal payment date;

   provided, however, that with respect to the payments described in paragraphs
   (a) and (b) above, the payment to be made on the 15th day of the month immediately preceding an interest payment date or principal payment date shall be for an aggregate amount, if any, that, together with the monies then on deposit in, or available to be transferred to, the Bond Fund, shall be sufficient to pay the interest and principal of the Bonds to become due and payable on such date.

         In addition, the following funds will also be deposited to the credit of the Bond Fund to be utilized solely for the payment of principal of, premium, if any, and interest on the Bonds: (i) accrued interest, if any, on the Bonds paid by the purchasers thereof; (ii) all amounts paid as repayment or optional or mandatory redemption of the Bonds under the Loan Agreement;
   (iii) any amounts in the Project Fund or the Reserve Fund required to be transferred to the Bond Fund in accordance with the provisions of the Trust Agreement; (iv) any amounts realized from a claim or draw under the Guaranty or Substitute Guaranty, or from the Collateral (as defined under "Description of the Guaranty--Substitution of Guaranty"), upon the acceleration of the Bonds due to the occurrence and continuation of an Event of Default under the Trust Agreement; (v) all amounts derived from the Security Agreements; and
   (vi) all other monies received by the Trustee pursuant to any of the provisions of the Loan Agreement or otherwise which are permitted or required, or accompanied by directions from the Borrower or Authority that such monies are, to be paid into the Bond Fund.

   Reserve Fund

         Pursuant to the Loan Agreement, on the Date of Issuance the Borrower will deposit, from the proceeds of the Bonds, approximately $2,029,403.75 (the "Reserve Fund Amount") in a reserve fund maintained with the Trustee (the "Reserve Fund"). The funds held for the credit of the Reserve Fund will be used for the purpose of paying the principal of, and interest on, the Bonds, whenever and to the extent that the funds held to the credit of the Bond Fund shall be insufficient for such purposes.

         The Borrower may direct the funds in the Reserve Fund to be invested in such permitted government obligations as the Borrower elects subject to the terms and conditions of the Trust Agreement, including obligations with long-term maturities which have a greater risk of adverse market fluctuations.
   Any decrease in value of such investments will not require the deposit of additional funds to reconstitute the Reserve Fund until such time as actual losses in value are, in fact, realized by the sale of such investments, in which case the Borrower is obligated to replenish the Reserve Fund up to the Reserve Fund Amount in accordance with the Trust Agreement. Any interest paid or accrued on, or any gain realized from, the investment of such monies, regardless of the unliquidated value of such investments, will be transferred to the credit of the Bond Fund and may be used by the Borrower for the payment of sums due on the Bonds.

   However, prior to being so transferred, such interest and gains will retain their character as part of the Reserve Fund.

         If the amount of funds on deposit in the Reserve Fund fall below the Reserve Fund Amount due to disbursements to the Bond Fund for payment of principal of and interest on the Bonds or otherwise, the Borrower is obligated to replenish the Reserve Fund up to the Reserve Fund Amount within ten business days after notice from the Trustee. The failure by the Borrower to so replenish the Reserve Fund will constitute an Event of Default. See "Description of the Bonds--Events of Default."

   Project Fund

         The proceeds from the sale of the Bonds, other than amounts to be deposited to the credit of the Reserve Fund and accrued interest on the Bonds, if any, paid by the purchasers thereof which will be deposited to the credit of the Bond Fund, will be deposited with the Trustee in the project fund established under the Trust Agreement (the "Project Fund").

         Payments of the costs of the acquisition, construction, development, and equipping of the Project will be made from the Project Fund upon requisitions signed by the Borrower and presented to the Trustee. Any amounts remaining in the Project Fund on the earlier of (i) the final completion date of the Project (as certified by the Borrower to the Trustee) (the "Completion Date"), (ii) three years following the Date of Issuance (the "Mandatory Project Termination Date") or (iii) the date of receipt by the Trustee of a certificate of the Borrower to the effect that the Project will not be completed, will be transferred to the Bond Fund and used to redeem Bonds pursuant to the Trust Agreement. See "Description of the Bonds -- Mandatory Redemption" below.

   Mandatory Redemption

         The Bonds are subject to mandatory redemption at a price equal to the principal thereof, without premium, plus accrued and unpaid interest to the redemption date (a) in whole, upon the cessation of operation of the Project as Industrial Facilities (as defined in Act No. 121); (b) in whole, if the Borrower fails for two of its taxable years to satisfy the requirements of the United States Internal Revenue Code of 1986, as in effect on the Date of Issuance, with respect to the derivation of its income from sources within the Commonwealth such that interest received on the Bonds by bondholders would fail to qualify as income from sources within the Commonwealth and would, therefore, become subject to United States income tax; (c) in whole, in the event of a total condemnation of the Project; (d) in whole or in part, in the event of a substantial casualty or a condemnation that is not a total condemnation and the Borrower elects not to restore the Project under the conditions set forth in the Loan Agreement; and (e) in part, to the extent of any funds remaining in the Project Fund, on the earlier of (i) the Completion Date, (ii) the Mandatory Project Termination Date or (iii) the Trustee's receipt of a certificate of the Borrower to the effect that the Project will not be completed. See "Description of the Bonds -- Selection and Notice of Redemption" below.

         In addition, the Bonds are subject to mandatory redemption in part as follows: (i) the Term Bonds maturing on July 1, 2000 are subject to redemption commencing January 1, 1996, and on each principal payment date through and including July 1, 2000 (the maturity date of such Term Bonds);
   (ii) the Term Bonds maturing on July 1, 2004 are subject to redemption commencing January 1, 2001, and on each principal payment date through and including July 1, 2004 (the maturity date of such Term Bonds); (iii) the Term Bonds maturing on July 1, 2009 are subject to redemption commencing January 1, 2005, and on each principal payment date through and including July 1, 2009 (the maturity date of such Term Bonds) (iv) the Term Bonds maturing on July 1, 2014 are subject to redemption commencing January 1, 2010, and on each principal payment date through and including July 1, 2014 (the maturity date of such Term Bonds); and (v) the Term Bonds maturing on July 1, 2020 are subject to redemption commencing January 1, 2015, and on each principal payment date through and including July 1, 2020 (the maturity date of such Term Bonds), in the principal amounts set forth in the table below (subject to earlier purchase, redemption, acceleration or otherwise and adjustment therefore as provided in the Trust Agreement), without premium, plus accrued interest to the principal payment date fixed for redemption. See "Description of Bonds -- Selection and Notice of Redemption."


                          $3,510,000 7.3%  Term Bonds
                               Due July 1, 2000

                                             Principal
                    Date of Redemption    Redemption Amount
                    ------------------    -----------------
                     January 1, 1996        $  295,000
                     July 1, 1996              310,000
                     January 1, 1997           320,000
                     July 1, 1997              330,000
                     January 1, 1998           345,000
                     July 1, 1998              355,000
                     January 1, 1999           370,000
                     July 1, 1999              380,000
                     January 1, 2000           395,000
                     July 1, 2000              410,000

                          $3,885,000 7.6% Term Bonds
                               Due July 1, 2004

                                             Principal
                    Date of Redemption   Redemption Amount
                    ------------------   -----------------
                     January 1, 2001        $  425,000
                     July 1, 2001              440,000
                     January 1, 2002           460,000
                     July 1, 2002              475,000
                     January 1, 2003           495,000
                     July 1, 2003              510,000
                     January 1, 2004           530,000
                     July 1, 2004              550,000


                          $6,880,000 8.0% Term Bonds
                               Due July 1, 2009
                                              Principal
                    Date of Redemption    Redemption Amount
                    --------------------  -----------------
                     January 1, 2005        $  575,000
                     July 1, 2005              595,000
                     January 1, 2006           620,000
                     July 1, 2006              645,000
                     January 1, 2007           670,000
                     July 1, 2007              695,000
                     January 1, 2008           725,000
                     July 1, 2008              755,000
                     January 1, 2009           785,000
                     July 1, 2009              815,000

                         $10,205,000 8.05% Term Bonds
                               Due July 1, 2014

                                              Principal
                    Date of Redemption    Redemption Amount
                    ------------------    -----------------
                     January 1, 2010          $  850,000
                     July 1, 2010                880,000
                     January 1, 2011             920,000
                     July 1, 2011                955,000
                     January 1, 2012             995,000
                     July 1, 2012              1,035,000
                     January 1, 2013           1,075,000
                     July 1, 2013              1,120,000
                     January 1, 2014           1,165,000
                     July 1, 2014              1,210,000


                          $18,970,000 8.1% Term Bonds
                               Due July 1, 2020

                                              Principal
                    Date of Redemption    Redemption Amount
                    ------------------    -----------------
                     January 1, 2015          $1,260,000
                     July 1, 2015              1,310,000
                     January 1, 2016           1,365,000
                     July 1, 2016              1,420,000
                     January 1, 2017           1,475,000
                     July 1, 2017              1,535,000
                     January 1, 2018           1,595,000
                     July 1, 2018              1,660,000
                     January 1, 2019           1,730,000
                     July 1, 2019              1,800,000
                     January 1, 2020           1,870,000
                     July 1, 2020              1,950,000

         However, if on the 60th day immediately preceding each principal payment date occurring after July 1, 1995 (each such day a "Determination Date"), the Trustee determines that the total principal amount of the Term Bonds of the same Maturity Date as the Term Bonds to be redeemed on the related principal payment date which have been canceled (including those purchased by the Borrower and delivered to the Trustee for cancellation), called for redemption or deemed paid prior to such Determination Date, is greater than the total aggregate amount of Term Bonds required to be redeemed on or prior to such principal payment date, then the principal amount of Term Bonds so required to be redeemed shall be reduced by the amount of such excess.

   Optional Redemption

         At any time on or after January 1, 2005, the Bonds maturing after such date may be redeemed by the Borrower, in whole or in part, on any date selected by the Borrower (which will not be less than 45 days from the date written notice of such redemption is provided to the Trustee) at the redemption prices (expressed as percentages of the principal of the Bonds so redeemed) set forth in the table below, together with interest thereon up to the date set for redemption:

               Period During Which Redeemed
                  (All Dates Inclusive)           Redemption Price
           -----------------------------------    ----------------
           January 1, 2005 - December 31, 2005         103%
           January 1, 2006 - December 31, 2006         102%
           January 1, 2007 - December 31, 2007         101%
           January 1, 2008 and thereafter              100%

         The Bonds will be subject to optional redemption, in whole or in part, at any time prior to January 1, 2005, at a redemption price of 104% (expressed as a percentage of the principal of the Bonds), together with interest up to the date set for redemption (which date will not be less than 45 days from the date the notice of redemption is received by the Trustee), in the event of a sale, transfer, assignment or disposition of 50% or more of the Project or of the partnership interests in the Borrower.

         The Bonds will be subject to optional redemption, in part, from 50% of the net proceeds of any sale of an out-parcel or land pad by the Borrower if the Borrower elects not to deposit such net proceeds with the Trustee to the credit of the Reserve Fund. The Bonds will be redeemed on any date selected by the Borrower (which will not be less than 45 days from the date of written notice of such redemption is provided to the Trustee) at the redemption prices

   (expressed as percentages of the principal of the Bonds so redeemed) set forth in the table below, together with interest thereon up to the date of redemption:

                  Period During Which Redeemed
                     (All Dates Inclusive)          Redemption Price
           -------------------------------------    ----------------
           Prior to January 1, 2005                       104%
           January 1, 2005 - December 31, 2005            103%
           January 1, 2006 - December 31, 2006            102%
           January 1, 2007 - December 31, 2007            101%
           January 1, 2008 and thereafter                 100%


         To exercise any of the foregoing optional redemptions, the Borrower is required to deposit with the Trustee the foregoing redemption prices (including premium, if any), together with interest up to the date set for redemption, not less than 45 days prior to the date fixed for redemption.

   Selection and Notice of Redemption

         Except with respect to the mandatory redemption of the Bonds as described above, if less than all of the outstanding Bonds are redeemed by the Borrower, such Bonds will be called for redemption in inverse order of maturity. If less than all Bonds of one maturity are to be redeemed, the Bonds, or portions thereof, to be redeemed will be selected by the Trustee by such method as it deems fair and appropriate; provided, however, that the portion of any Bonds to be redeemed will be in denominations of $5,000 in principal (as of the redemption date), or multiples thereof. In selecting Bonds for redemption, the Trustee will treat each Bond as representing that number of Bonds which is obtained by dividing the principal (as of the redemption date) of such Bond, by $5,000. The Trust Agreement provides that if any Bond is to be redeemed in part only, the notice which relates to such Bond shall state the portion of the principal to be redeemed and shall state that on and after the redemption date, upon surrender of such Bond, a new bond or bonds in principal amount equal to the unredeemed portion thereof will be issued.

         Notice of a call for redemption must be given by the Trustee at least 30 days, but no more than 60 days, before the redemption date to the registered holders of the outstanding Bonds. Any failure to give such notice or any defect in the notice to the registered holder of any Bond designated for redemption will not affect the validity of the redemption of such Bond. After the date specified in the notice of redemption, Bonds called for redemption will cease to accrue interest and will no longer be entitled to the benefit of the Trust Agreement, provided that sufficient funds for their payment must be in the possession of the Trustee and held by the Trustee for payment of the redeemed Bonds.

   Maintenance of Source of Income; Indemnity Upon Event of Taxability

         The Borrower has covenanted under the Loan Agreement that at all times while the Bonds are outstanding, it will conduct its business in a manner and take all steps necessary to ensure that the interest paid or payable on the Bonds will constitute income from sources within the Commonwealth for purposes of the United States Internal Revenue Code of 1986, as amended (the "Code").

         In the event that any portion of the interest on the Bonds is subject to United States federal income taxation as a result of the Borrower's failure to meet the applicable requirements of the Code (as in effect on the Date of Issuance) for interest paid or accrued on the Bonds to constitute income from sources within the Commonwealth (an "Event of Taxability"), the Borrower will indemnify each holder of a Bond who demonstrates that solely as a consequence of such Event of Taxability such holder has paid or is required to pay federal income taxes under the Code on the interest received or to be received on the Bonds. Such indemnity will consist of an amount, after deducting any federal income taxes payable with respect to such indemnity, equal to the federal income taxes such bondholder was required or will be required to pay as a result of the Event of Taxability, plus any penalties and interest that have been or will be assessed against such holder with respect to such federal income taxes not attributable to any act or omission of such holder. Any bondholder seeking indemnification as a result of an Event of Taxability must submit a written claim therefor to the Trustee and the Borrower within 90 days from the date such bondholder receives written notice from the Trustee that an Event of Taxability has occurred.

   Events of Default

         Each of the following will be considered an Event of Default under the Trust Agreement:

         (a) failure by the Borrower to pay the principal of, and premium, if any, on the Bonds when the same becomes due and payable at maturity, upon redemption or otherwise, or to pay interest on the Bonds when the same becomes due and payable;

         (b) failure by the Borrower for two consecutive months to make the required monthly deposit of principal to the Bond Fund;

         (c) failure by the Borrower to replenish the Reserve Fund within ten business days from the date that the Trustee notifies the Borrower that the balance in the Reserve Fund has fallen below the Reserve Fund Amount;

         (d) failure by the Borrower to make other payments (excluding payments with respect to (a), (b) and (c) above) required by the Loan Agreement if such failure continues for a period of 30 days after written notice thereof, unless a written extension is granted by the Authority or the Trustee prior to its expiration;

         (e) failure by the Borrower to observe or perform any other material covenant, condition or agreement under the Loan Agreement or applicable Security Agreements (other than (a), (b), (c) and (d) above), which failure shall continue for 60 days after written notice thereof, unless a written extension thereof is granted by the Authority or the Trustee prior to its expiration; provided, however, that if such failure cannot be corrected within such 60-day period, it will not constitute an Event of Default if corrective action is instituted by the Borrower during such period and diligently pursued until such failure is corrected;

         (f) certain events of bankruptcy, liquidation or similar proceedings involving the Borrower or, if a Guaranty or Substitute Guaranty is then securing the Bonds, Wal-Mart or an issuer of a Substitute Guaranty; provided, the Borrower shall have a period of 180 days to deliver to the Trustee a Substitute Guaranty in the event Wal-Mart or the issuer of a Substitute Guaranty is subject to the foregoing events;

         (g) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower, Wal-Mart or the issuer of a Substitute Guaranty (if a Guaranty or Substitute Guaranty is then securing the Bonds) in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, custodian, liquidator, assignee, trustee or sequestrator (or other similar official) of the Borrower, Wal-Mart or the issuer of a Substitute Guaranty or of any substantial part of their property or ordering the winding up or liquidation of their respective affairs, and the continuance of such decree or order unstayed and in effect for a period of 180 consecutive days; provided, the Borrower shall have a period of 180 days to deliver to the Trustee a Substitute Guaranty in the event Wal-Mart or the issuer of the Substitute Guaranty is subject to the foregoing events;

         (h) the occurrence of an event of default under any lien junior to the Mortgage which results in the commencement of foreclosure proceedings involving any property which is part of the Project and subject to such Mortgage, which proceedings shall have remained unstayed for 120 days; or

         (i) the failure by Wal-Mart or the issuer of a Substitute Guaranty to pay a claim or honor a draft duly presented under the Guaranty or any Substitute Guaranty.

         If by reason of Force Majeure (as defined in the Loan Agreement), the Borrower is unable to perform any of its obligations under (d) and (e) above, the Borrower will not be deemed to be in default during the continuance of such inability, including a reasonable time for the removal of the effect thereof.

         The Authority will have no power to waive any default under the Loan Agreement or extend the time for the correction of any default which could become an Event of Default without the consent of the Trustee.

         The Trust Agreement provides that upon the occurrence and continuance of an Event of Default specified in (c) above, the Trustee shall, immediately after the occurrence of such Event of Default, give notice thereof to the Authority and the bondholders declaring the principal of all the Bonds then outstanding to be due and payable immediately after the date of such notice and, if a Guaranty or Substitute Guaranty is then securing the Bonds, shall present a claim or make a draw, as the case may be, under such Guaranty or Substitute Guaranty or realize on the Collateral, as applicable.

         The Trust Agreement provides that in case an Event of Default (other than the Event of Default specified in (c) above) shall have occurred and be continuing, the Trustee may, and upon the direction of the holders of not less than 25% in aggregate principal amount of the Bonds then outstanding, it shall, by notice to the Authority, declare the principal of all the Bonds then outstanding (if not then due and payable) to be due and payable immediately after the date of such notice and, if a Guaranty or Substitute Guaranty is then securing the Bonds, shall present a claim or make a draw, as the case may be, under such Guaranty or Substitute Guaranty or realize on the Collateral, as applicable.

         The holders of a majority in aggregate principal of the Bonds then outstanding may, on behalf of all respective bondholders, waive any past Event of Default and its consequences. If such a waiver is obtained, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Trust Agreement, but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

         The Trustee may require indemnification before taking any action under the Trust Agreement other than (i) accelerating the principal of the Bonds as required by the Trust Agreement and (ii) making a draw or presenting a claim under the Guaranty or Substitute Guaranty, if a Guaranty or Substitute Guaranty is then securing the Bonds, if the Trust Agreement so requires. The Trustee may commence suit, or appear in and defend suit, or take any action deemed proper in its sole judgment without prior indemnity, and in such case the Borrower or the Authority shall be obligated to indemnify the Trustee.
   If the Borrower or Authority fails to indemnify or reimburse the Trustee for its costs and expenses, counsel fees and other disbursements incurred in connection with its actions taken under the Trust Agreement, the Trustee will be entitled to reimburse or indemnify itself from any moneys in its possession under the provisions of the Trust Agreement and to a preference over any of the Bonds then outstanding.

         The holders of a majority of the aggregate principal of the Bonds then outstanding will have, subject to certain limitations, the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee. Except as to the indemnity provided in the Loan Agreement with respect to an Event of Taxability, no bondholder will have any right to institute any suit, action or proceeding in equity or at law on any Bond or for the execution of any trust under the Trust Agreement, or for any other remedy under the Trust Agreement unless: (i) such holder has previously given to the Trustee notice of the event of default on account of which such suit, action or proceeding is to be instituted; (ii) the holders of not less than 25% of the aggregate principal of the Bonds then outstanding have requested of the Trustee, after the right to exercise such powers or right of action, as the case may be, has accrued, and have afforded the Trustee a reasonable opportunity, either to proceed to exercise such powers or to institute such action, suit or proceeding in its or their name; (iii) the Trustee has been offered reasonable security and indemnity against the costs, expenses and liabilities to be incurred; and (iv) the Trustee has refused or neglected to comply with such request within a reasonable time. No one or more bondholders will have any right, in any manner, to affect, disturb or prejudice any rights under the Trust Agreement, or to enforce any right thereunder, except in the manner therein provided. All suits, actions and proceedings at law or in equity must be instituted, had and maintained in the manner provided in the Trust Agreement and for the benefit of the bondholders. Any individual right of action or other right given to one or more bondholders by law is restricted by the Trust Agreement to the rights and remedies therein provided.

   Supplemental Trust Agreements

         The Trust Agreement may be amended or supplemented at any time without the consent or approval of any of the bondholders: (a) to cure any ambiguity or to make any other provisions with respect to matters or questions arising under the Trust Agreement; or (b) to grant or confer upon the Trustee for the benefit of the bondholders any additional rights, remedies, powers, benefits, authority or security that may lawfully be so granted or conferred; or (c) to correct any description of, or to reflect changes in, any properties comprising the Project; or (d) to add to the covenants of the Authority for the benefit of the bondholders or to surrender any right or power conferred upon the Authority under the Trust Agreement; or (e) to modify, amend or supplement the Trust Agreement or any amendment or supplement thereto in such manner as to facilitate or permit payments to be made under the Guaranty in the manner contemplated therein; or (f) to permit qualification of the Trust Agreement under the Trust Indenture Act of 1939, as amended, or any similar federal statute in effect or to permit the qualification of the Bonds for sale under the securities laws of any of the States of the United States or the Commonwealth, and, if they so determine, to add to the Trust Agreement, or any amendment or supplement thereto, such other terms, conditions and provisions as may be required by the Trust Indenture Act of 1939, as amended, or similar federal statute; or (g) to make any other changes which, in the reasonable judgment of the Trustee, will not restrict, limit or reduce the obligation to pay the principal of, premium, if any, or interest on the Bonds or otherwise impair the security of the bondholders under the Trust Agreement; or (h) to add to the covenants of the Borrower or surrender any rights conferred upon the Borrower.

         The Trust Agreement may be amended or supplemented with the consent of the holders of over 50% of the principal of the Bonds at the time outstanding, except with respect to: (a) an extension of the time for the payment of the principal of, premium, if any, or the interest on any Bond; or
   (b) a reduction in the principal of any Bond or the redemption premium, if any, or the rate of interest thereon; or (c) the creation of any lien or security interest with respect to the Loan Agreement or the payments thereunder other than as created pursuant to the Security Agreements; or (d) a preference or priority of any Bond or Bonds over any other Bond or Bonds;
   (e) a reduction in the aggregate principal of the Bonds required for consent to such supplement or amendment or any waiver thereunder; or (f) any modification relating in any way to the Guaranty or Substitute Guaranty, other than modifications that do not effect the substantive rights of the Trustee to use the Guaranty or Substitute Guaranty.

         The Trustee is not obligated to execute any proposed supplement or amendment if its rights, obligations and interests would be affected thereby.

         Any amendment or supplement to the Trust Agreement will not become effective without the consent of the Borrower and, under certain circumstances, of Wal-Mart or the issuer or depositor of a Substitute Guaranty (if the Guaranty or a Substitute Guaranty is then securing the Bonds).

                          DESCRIPTION OF THE GUARANTY

         On or prior to the Date of Issuance, the Borrower will cause to be delivered to the Trustee a Guaranty (the "Guaranty") by Wal-Mart in favor of the Authority, unconditionally guaranteeing the repayment of up to $43,473,608.75 (the "Initial Enhancement Amount") of the amount owed by the Borrower under the Loan Agreement. Prior to any release or reduction in the Initial Enhancement Amount of the Guaranty as set forth below, the amount of the Guaranty will initially equal the highest aggregate principal of the Bonds scheduled to be outstanding at any time plus 210 days' interest thereon at a rate of 8.1% (the highest interest rate payable on any of the Bonds), less the Reserve Fund Amount (the "Enhancement Amount"). The Authority will assign its rights under the Guaranty to the Trustee for the benefit of the bondholders. The Guaranty will be an unsecured obligation of Wal-Mart and will rank on a parity with all other unsecured and unsubordinated debt of, and all other unsecured guaranties of the indebtedness of others by, Wal-Mart. At October 31, 1994, the Company had outstanding unsecured and unsubordinated debt obligations in the aggregate amount of approximately $10.1 billion and outstanding guaranties of the indebtedness of certain affiliated partnerships of approximately $33 million.

         Pursuant to the Guaranty, Wal-Mart will unconditionally guarantee to the Authority the full payment (subject to reduction, release or substitution as described in "--Release or Partial Release of Guaranty" and "-- Substitution of Guaranty" below) of the Exposure Amount (which shall mean the difference between the aggregate principal amount of and accrued interest on the Bonds outstanding at such time and the aggregate amount of funds deposited with the Trustee under the Trust Agreement for the payment of principal of and interest on the Bonds (other than Collateral, if any)) within ten days of the written demand by the Authority; provided, however, in no event will Wal-Mart be obligated to make payment under the Guaranty of an amount in excess of the then current Enhancement Amount.

   Release or Partial Release of Guaranty

         The Guaranty will be subject to reduction or elimination upon receipt by the Trustee of a determination (an "Enhancement Amount Reduction Determination"), at any time, from Duff &

   Phelps Credit Rating Co. or any other nationally recognized securities rating service (the "Rating Agency") which sets forth the following: (a) that the Enhancement Amount may be reduced or eliminated, (b) the new Enhancement Amount, if any, (c) that the Bonds will not be rated lower than "A" at the new Enhancement Amount, if any, set forth in such determination, and (d) to the extent that the Enhancement Amount has been reduced to an amount less than or equal to 25% of the then current Exposure Amount, the establishment of the Maximum Loan to Value Ratio (as defined below) and the Minimum Debt Service Coverage Ratio (as defined below). Upon delivery of an Enhancement Amount Reduction Determination, the Enhancement Amount (and, therefore, the Guaranty) will automatically and permanently be reduced to the new Enhancement Amount set forth in such Enhancement Amount Reduction Determination.

         If after the issuance of any Enhancement Amount Reduction Determination, and the corresponding reduction in the Guaranty (or, if applicable, the Substitute Guaranty (as defined under "--Substitution of Guaranty" below)), the Enhancement Amount is greater than zero but less than or equal to 25% of the then current Exposure Amount, further reductions in, or elimination of, the Guaranty may occur upon additional Enhancement Amount Reduction Determinations or upon the receipt by the Trustee of a certification (the "Enhancement Amount Reduction Certification") from an independent accountant (the "Independent Accountant") (i) confirming the then current "Lower Net Operating Income" (defined as the lowest net operating income for either of the two twelve-month periods immediately preceding any reduction or elimination of the Guaranty, as audited by the Independent Accountant and determined within 180 days of the date presented for use),
   (ii) setting out the then current Unenhanced Amount (defined below), (iii) calculating the difference between the then current Exposure Amount and the then current Unenhanced Amount, and (iv) to the extent the amount in (iii) is positive, certifying that such amount plus 210 days' interest thereon at 8.1% is the new Enhancement Amount.

         The Unenhanced Amount is defined in the Trust Agreement to mean the lower of the following calculations: (a) the then current appraised value of the Project as reflected in the most recent appraisal (the "Appraised Value") multiplied by the "Maximum Loan to Value Ratio" (which shall mean such ratio as the Rating Agency may deem appropriate in its sole discretion at or after the time the then current Enhancement Amount is reduced to an amount that is less than or equal to 25% of the then current Exposure Amount pursuant to an Enhancement Amount Reduction Determination, or any higher ratio which the Rating Agency may deem appropriate at any time thereafter, and which it shall confirm in writing to the Trustee); or (b) the Lower Net Operating Income divided by the "Debt Service Factor" set forth in the Trust Agreement (9.34), with the result thereof then being divided by the "Minimum Debt Service Coverage Ratio" (such ratio which the Rating Agency may deem appropriate in its sole discretion at or after the time the then current Enhancement Amount is reduced to an amount that is less than or equal to 25% of the then current Exposure Amount pursuant to an Enhancement Amount Reduction Determination, or any lower ratio which the Rating Agency may deem appropriate at any time thereafter, and which it shall confirm in writing to the Trustee).

         Upon delivery of an Enhancement Amount Reduction Determination or Enhancement Amount Reduction Certification to the Trustee, the Enhancement Amount (and, therefore, the Guaranty) will automatically and permanently be reduced to the Enhancement Amount set forth in such Enhancement Amount Reduction Determination or Enhancement Amount Reduction Certification. If the Enhancement Amount is zero or less than zero, the Trustee will, unless a Substitute Guaranty has previously been substituted for the Guaranty, cancel and deliver the Guaranty to Wal-Mart, and Wal-Mart's obligations under the Guaranty will permanently terminate.

         The Borrower may cause to be delivered to the Trustee at any time and from time to time until the Enhancement Amount is reduced to zero, additional Enhancement Amount Reduction Determinations or Enhancement Amount Reduction Certifications.

         The Enhancement Amount (and, therefore, the Guaranty) will be automatically and permanently reduced from time to time on each principal payment date (if no event of default shall then exist and be continuing under the Trust Agreement) to an amount (if not already lower in accordance with the foregoing) equal to the then outstanding principal amount of the Bonds, plus 210 days' interest thereon at the rate of 8.1% per annum, less the Reserve Fund Amount (the "Automatic Reduction").

   Claims on the Guaranty

         In the event of a default (a) in the payment of the principal of the Bonds when and as the same shall become due, whether at the stated maturity thereof, by acceleration, by redemption prior to maturity or otherwise; or
   (b) in the payment of any interest on the Bonds when and as the same shall become due; or (c) in the payment of the redemption price upon the redemption of any portion of the Bonds; or (d) any event of default under the Guaranty, the Trustee may proceed first and directly against Wal-Mart under the Guaranty without proceeding against or exhausting any remedies which it may have and without resorting to any other security held by it.

         In the event that the Trustee should make a claim against the Guaranty and the Bonds are paid in full, Wal-Mart will be entitled to receive from the
   Trustee: (i) any funds or securities held by the Trustee in any fund or account existing under the Trust Agreement; and (ii) an assignment of all of the Trustee's interest, if any, in the Security Agreements, to be applied to sums then owed by the Borrower to Wal-Mart.

         If on the business day immediately preceding an interest payment date or principal payment date, and any other date when any of the principal of or interest on the Bonds shall become due by acceleration, redemption or otherwise, there shall not otherwise be available to the Trustee sufficient funds to the credit of the Bond Fund and/or Reserve Fund to pay the principal of and interest on the Bonds due on such payment date, the Trustee will on such day send a notice to Wal-Mart (if the Guaranty is still effective) requesting payment of the then current Enhancement Amount in full. Payment is required to be made by Wal-Mart under the Guaranty within ten days of such notice.

   Substitution of Guaranty

         The Loan Agreement provides that, at any time, and from time to time, so long as an event of default under the Loan Agreement has not been declared and be continuing and the Reserve Fund Amount is available, the Borrower may provide for the delivery to the Trustee of a new guaranty, a letter of credit, cash collateral (the cash collateral is herein referred to as "Collateral") (individually and interchangeably, a "Substitute Guaranty") to substitute for the Guaranty or any Substitute Guaranty then held by the Trustee. The Borrower may direct the Trustee to invest any Collateral in permitted government obligations subject to certain conditions set forth in the Trust Agreement. The Trustee will accept a Substitute Guaranty if the following conditions are met:

              (a) the Substitute Guaranty is for a stated amount, or is cash, equal to the then current Enhancement Amount on the date of substitution;

              (b) other than in the case of a deposit of Collateral, the issuer of the Substitute Guaranty is an entity whose long term debt obligations are rated in one of the three highest rating categories (without regard to gradations within any category by numerical qualifier or otherwise) by the Rating Agency at the time of delivery of such Substitute Guaranty, and the Trustee receives an opinion of counsel that delivery of the Substitute Guaranty will not require: (i) registration of the Bonds or the Substitute Guaranty under the Securities Act or the Uniform Securities Act of Puerto Rico (or if registration is required, that such registration has taken place); or
         (ii) compliance as to the Trust Agreement with the Trust Indenture Act of 1939, as amended;

              (c) other than in the case of a deposit of Collateral, the Trustee receives an opinion of counsel to the effect that the Substitute Guaranty is a legal, valid and binding obligation of the issuer thereof;

              (d) the Substitute Guaranty, or in the event of a deposit of Collateral, the agreement providing for the delivery thereof is in a form satisfactory to the Trustee and its counsel and grants to the Trustee an unconditional right to receive payment under the Substitute Guaranty or to apply the Collateral;

              (e) in the case of Collateral, the Trustee receives an opinion of counsel to the effect that payment to the Bondholders of such Collateral will not constitute a voidable transfer under applicable bankruptcy or insolvency laws in the event of an act of bankruptcy or insolvency; and

              (f) the Trustee receives such other documents and opinions as the Trustee may reasonably request.

         Upon the fulfillment of such conditions, the Trustee shall return the Guaranty or Substitute Guaranty substituted by the Substitute Guaranty to its issuer or depositor.

         The renewal of an existing letter of credit by the bank or trust company, or branch or agency thereof, which issued such letter of credit will not require the delivery of the documents and opinions set forth above.
   Prior to the expiration of a letter of credit, unless renewed or substituted as provided above, the Trustee shall deposit in a collateral account the entire amount available under such letter of credit through a drawing on such letter of credit immediately prior to the expiration thereof.

   Events of Default

         Each of the following will be an event of default under the Guaranty:


              (a) failure by Wal-Mart to make any payment when and as due on the Guaranty;

              (b) certain events of voluntary bankruptcy, insolvency or other similar proceedings involving Wal-Mart; and

              (c) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of Wal-Mart in an involuntary case under any applicable bankruptcy, insolvency or similar law, or appointing a receiver, custodian, liquidator, assignee, trustee, sequestrator or other similar official of Wal-Mart or of any substantial part of its affairs, and the continuance of such decree or order unstayed and in effect for a period of 180 consecutive days.

         Upon the occurrence of an event of default under the Guaranty, the Trustee, as assignee of the Authority's rights, may declare all unpaid amounts payable under the Loan Agreement in respect of the Bonds to be immediately due and payable and may take any action at law or equity necessary to enforce any obligation of Wal-Mart under the Guaranty. In the case of an event of default specified in (b) or (c) above, the Borrower shall have the right to deliver to the Trustee, within 180 days of such event of default, a Substitute Guaranty.

                             PLAN OF DISTRIBUTION

         The Bonds will be offered by the Authority pursuant to an exemption from the registration provisions of the Securities Act. The Bonds will not be registered under the Securities Act or under the Uniform Securities Act of the Commonwealth, or any state securities law and will be offered for sale only to individuals who have their principal residence, and to corporations or other entities that have their principal office and their principal place of business, within the Commonwealth.

         Subject to the terms and conditions set forth in the Bond Purchase Agreement among the Authority, the Borrower and PaineWebber Incorporated of Puerto Rico, on behalf of itself and Smith Barney Inc. as underwriters (the "Underwriters"), the Authority has agreed to sell to the Underwriters, and the Underwriters have agreed to purchase from the Authority, all of the Bonds at an aggregate discount of $820,453 of the initial aggregate principal amount of such Bonds.

         The Bond Purchase Agreement provides that the obligations of the Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The Underwriters are committed to purchase all of the Bonds if any are purchased.

         The Borrower has agreed to indemnify the Underwriter and the Authority against certain civil liabilities, including liabilities under the Securities Act.

                                 LEGAL OPINIONS

         Certain legal matters with respect to the issuance of the Guaranty offered hereby will be passed upon for Wal-Mart by Conner & Winters, A Professional Corporation, Tulsa, Oklahoma. Certain members and other lawyers in the firm of Conner & Winters, A Professional Corporation, and members of their immediate families beneficially own, in the aggregate, approximately 118,000 shares of the common stock of Wal-Mart.

                                    EXPERTS

         The consolidated financial statements and schedules of Wal-Mart Stores, Inc. and subsidiaries appearing in or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended January 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

         No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Guaranty to any person in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of this Prospectus or that the information herein is correct as of any time subsequent to its date.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

   AVAILABLE INFORMATION..................................................     2
   INCORPORATION OF CERTAIN INFORMATION BY REFERENCE......................     2
   WAL-MART STORES, INC...................................................     4
   THE AUTHORITY..........................................................     4
   THE BORROWER...........................................................     4
   THE PROJECT............................................................     5
   USE OF PROCEEDS........................................................     6
   SELECTED FINANCIAL INFORMATION OF WAL-MART.............................     6
   DESCRIPTION OF THE BONDS...............................................     7
         General..........................................................     7
         Source of Payment and Security for the Bonds.....................     8
         Deposit of Funds.................................................     9
         Reserve Fund.....................................................    10
         Project Fund.....................................................    11
         Mandatory Redemption.............................................    11
         Optional Redemption..............................................    15
         Selection and Notice of Redemption...............................    16
         Maintenance of Source of Income; Indemnity Upon Event of
          Taxability......................................................    17
         Events of Default................................................    17
         Supplemental Trust Agreements....................................    20
   DESCRIPTION OF THE GUARANTY............................................    21
         Release or Partial Release of Guaranty...........................    21
         Claims on the Guaranty...........................................    23
         Substitution of Guaranty.........................................    24
         Events of Default................................................    25

   PLAN OF DISTRIBUTION...................................................    26
   LEGAL OPINIONS.........................................................    26
   EXPERTS................................................................    26



                             WAL-MART STORES, INC.

                         Guaranty of Payment of up to
                                $43,473,608.75
                                      of
                         Principal of and Interest on
           Puerto Rico Industrial, Tourist, Educational, Medical and
             Environmental Control Facilities Financing Authority,
                   Industrial Revenues Bonds, 1995 Series A
                          (Plaza Palma Real Project)



                            _______________________

                                   PROSPECTUS

                             ______________________



   PaineWebber Incorporated of Puerto Rico             Smith Barney Inc.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

   Item 14. Other Expenses of Issuance and Distribution.

   All amounts are estimated except for the SEC filing fee.

                    SEC filing fee................  $15,183
                    Accounting fees and expenses..    4,000
                    Legal fees and expenses.......   16,000
                    Printing......................   15,000
                    Miscellaneous.................    1,817
                                                    -------

                      Total.......................  $52,000
                                                    =======



   Item 15.  Indemnification of Directors and Officers.

         The Registrant's By-Laws provide that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she was a director or officer of the Registrant (or was serving at the request of the Registrant as a director, officer, employee or agent for another entity) will be indemnified and held harmless by the Registrant, to the full extent authorized by the Delaware General Corporation Law.

         Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

         The Registrant's Certificate of Incorporation provides that to the fullest extent permitted by Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The Delaware General Corporation Law permits Delaware corporations to include in their certificates of incorporation a provision eliminating or limiting director liability for monetary damages arising from breaches of their fiduciary duty. The only limitations imposed under the statute are that the provision may not eliminate or limit a director's liability (i) for breaches of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or known violations of law, (iii) for the payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) for transactions in which the director received an improper personal benefit.

         The Registrant is insured against liabilities which it may incur by reason of its indemnification of officers and directors in accordance with its By-Laws. In addition, directors and officers are insured, at the Registrant's expense, against certain liabilities which might arise out of their employment and are not subject to indemnification under the By-Laws.

         The foregoing summaries are necessarily subject to the complete text of the statute, Certificate of Incorporation, By-Laws and agreements referred to above and are qualified in their entirety by reference thereto.

Item 16. List of Exhibits.

          Exhibit
     Reference Number        Description
     ----------------        -----------
           1(a)              Form of Bond Purchase Agreement
           4(a)              Form of Guaranty between Wal-Mart Stores, Inc. and
                             the Puerto Rico Industrial, Tourist, Educational,
                             Medical and Environmental Control Facilities
                             Financing Authority (the "Authority")
           4(b)              Form of Trust Agreement between the Authority and
                             Banco Popular de Puerto Rico, as trustee, relating
                             to the Industrial Revenue Bonds
           4(c)              Form of Loan Agreement between the Authority and
                             Palma Real Associates, S.E.
           5(a)*             Opinion of Conner & Winters, A Professional
                             Corporation, counsel for Wal-Mart Stores, Inc.
           12(a)*            Computation of Ratio of Earnings to Fixed Charges
           23(a)             Consent of Ernst & Young LLP


          Exhibit
     Reference Number        Description
     ----------------        -----------
           23(b)*            Consent of Conner & Winters, A Professional
                             Corporation, appears in its opinion filed as
                             Exhibit 5(a)
           24*               Power of Attorney (included on the previously
                             filed signature page to this Registration
                             Statement)

______________

*Previously filed.

Item 17. Undertakings.

      1. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      2. Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      3.  The Registrant hereby undertakes that:

          (a) For purposes of determining liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duty authorized in the City of Bentonville, State of Arkansas, on February 20, 1995.

                             WAL-MART STORES, INC.


                             By   /s/ S. Robson Walton
                               ------------------------------------------
                                  S. Robson Walton
                                  Chairman of the Board of Directors



         Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

         Signature                       Title                     Date
         ---------                       -----                     ----

/s/ S. Robson Walton            Chairman of the Board of
- ---------------------------      Directors and Director       February 20, 1995
    S. Robson Walton

/s/ David D. Glass*            President, Chief Executive     February 20, 1995
- ---------------------------      Officer and Director
    David D. Glass

/s/ Donald G. Soderquist*      Vice Chairman of the Board     February 20, 1995
- ---------------------------   of Directors, Chief Operating
    Donald G. Soderquist          Officer and Director

         Signature                       Title                     Date
         ---------                       -----                     ----

/s/ Paul R. Carter             Executive Vice President,      February 20, 1995
- ---------------------------   Chief Financial Officer and
    Paul R. Carter                     Director


/s/ James L. Walton*           Senior Vice President and      February 20, 1995
- ---------------------------            Director
    James L. Walton

/s/ James A. Walker, Jr.*    Vice President and Controller    February 20, 1995
- ---------------------------      (Principal Accounting
    James A. Walker, Jr.               Officer)

/s/ David R. Banks*                     Director              February 20, 1995
- ---------------------------
    David R. Banks

           .                            Director
- ---------------------------
    John A. Cooper, Jr.

/s/ Robert H. Dedman*                   Director              February 20, 1995
- ---------------------------
    Robert H. Dedman

                                        Director
- ---------------------------
    Frederick J. Humphries

                                        Director
- ---------------------------
    F. Kenneth Iverson

           .                            Director
- ---------------------------
    R. Drayton McLane, Jr.

/s/ Elizabeth A. Sanders*               Director              February 20, 1995
- ---------------------------
    Elizabeth A. Sanders

         Signature                       Title                     Date
         ---------                       -----                     ----


                                        Director
- ---------------------------
    Jack Shewmaker


                                        Director
- ---------------------------
    John T. Walton

*By:/s/ Paul R. Carter                                        February 20, 1995
Paul R. Carter
Attorney in Fact

                               INDEX TO EXHIBITS

    Exhibit
Reference Number             Description
- ----------------             -----------
      1(a)                   Form of Bond Purchase Agreement
      4(a)                   Form of Guaranty between Wal-Mart Stores, Inc. and
                             the Puerto Rico Industrial, Tourist, Educational,
                             Medical and Environmental Control Facilities
                             Financing Authority (the "Authority")
      4(b)                   Form of Trust Agreement between the Authority and
                             Banco Popular de Puerto Rico, as trustee, relating
                             to the Industrial Revenue Bonds
      4(c)                   Form of Loan Agreement between the Authority and
                             Palma Real Associates, S.E.
      5(a)*                  Opinion of Conner & Winters, A Professional
                             Corporation, counsel for Wal-Mart Stores, Inc.
      12(a)*                 Computation of Ratio of Earnings to Fixed Charges
      23(a)                  Consent of Ernst & Young LLP
      23(b)*                 Consent of Conner & Winters, A Professional
                             Corporation, appears in its opinion filed as
                             Exhibit 5(a)
      24*                    Power of Attorney (included on the previously
                             filed signature page to this Registration
                             Statement)

_______________

*Previously filed.